Exhibit 16

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Champion Industries, Inc. (copy attached), which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K on or about April 20, 2007. We agree with the statements concerning BKD, LLP in such notification.

/s/ BKD, LLP

April 20, 2007